                               SCHEDULE 14A
                              (RULE 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                           EXCHANGE ACT OF 1934

          Filed by the Registrant    [X]

          Filed by a Party other than the Registrant    [ ]

          Check the appropriate box:

          [ ]  Preliminary Proxy Statement

          [X]  Definitive Proxy Statement

          [ ]  Definitive Additional Materials

          [ ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule
               14a-12

          [ ] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

                     THE COLONEL'S INTERNATIONAL, INC.
---------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)


---------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X]  No fee required.

 [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
      0-11.

      (1)  Title of each class of securities to which transaction applies:
      --------------------------------------------------------------------
      (2)  Aggregate number of securities to which transaction applies:
      --------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      --------------------------------------------------------------------

      (4)  Proposed maximum aggregate value of transaction:
      --------------------------------------------------------------------
      (5)  Total fee paid:
      --------------------------------------------------------------------

 [ ]  Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount previously paid:
      --------------------------------------------------------------------
      (2)  Form, Schedule or Registration Statement No.:
      --------------------------------------------------------------------
      (3)  Filing party:
      --------------------------------------------------------------------
      (4)  Date filed:
      --------------------------------------------------------------------

                 [THE COLONEL'S INTERNATIONAL, INC. LOGO]


                           620 SOUTH PLATT ROAD
                           MILAN, MICHIGAN 48160


                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

---------------------------------------------------------------------------

     The annual meeting of shareholders of The Colonel's International, Inc. (the "Company") will be held at the Company's offices at 620 South Platt Road, Milan, Michigan 48160, on Friday, May 29, 1998, at 10:00 a.m. local time, for the following purposes:

     1.   To elect four Directors to the Board of Directors.

     2. To transact any other business that may properly come before the meeting.

     Shareholders of record at the close of business on April 30, 1998 are entitled to notice of and to vote at the meeting and any adjournment of the meeting. The following Proxy Statement and enclosed form of proxy are being furnished to holders of the Company's Common Stock on and after May 15, 1998.


                              By Order of the Board of Directors,

                              /s/ Mark D. Stevens

                              Mark D. Stevens
                              President and Chief Executive Officer


May 15, 1998


          It is important that your shares be represented at the meeting. Even if you expect to attend the meeting,

             PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

                      ANNUAL MEETING OF SHAREHOLDERS

                               MAY 29, 1998

                              PROXY STATEMENT


     This Proxy Statement and the enclosed proxy are being furnished to the holders of Common Stock, $0.01 par value, of The Colonel's International, Inc. (the "Company") on and after May 15, 1998 in connection with the solicitation by the Company's Board of Directors of proxies for use at the annual meeting of shareholders to be held on May 29, 1998, and at any adjournment of that meeting. The annual meeting will be held at the Company's offices at 620 South Platt Road, Milan, Michigan 48160, at 10:00 a.m. local time.

     The purpose of the annual meeting is to consider and vote upon: (1) the election of four Directors to the Board of Directors; and (2) such other business as may properly come before the meeting.

     If a proxy in the form distributed by the Company is properly executed and returned to the Company, the shares represented by that proxy will be voted at the annual meeting of shareholders and at any adjournment of that meeting. If a shareholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees of the Board of Directors named in this Proxy Statement. The Company's management does not know of any other matter to be presented at the annual meeting. If other matters are presented, all shares represented by the proxy will be voted in accordance with the judgment of the persons named as proxies with respect to those other matters.

     A proxy may be revoked at any time prior to its exercise by written notice delivered to the Secretary of the Company. A proxy may also be revoked by attending and voting at the annual meeting.

     Solicitation of proxies will be made initially by mail. Directors, officers and employees of the Company may also solicit proxies in person or by telephone without additional compensation. In addition, proxies may be solicited by nominees and other fiduciaries who may mail material to or otherwise communicate with the beneficial owners of shares held by them. All expenses of solicitation of proxies will be paid by the Company.

                           ELECTION OF DIRECTORS

     The Board of Directors has nominated the following four persons for election to the Company's Board of Directors:

                                  NOMINEES

                            Donald J. Williamson
                              Donald R. Gorman
                                Ted M. Gans
                                Mark German

     It is the intent of the persons named in the accompanying proxy to vote for the election of the four nominees listed above. The proposed nominees are willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named.

     A plurality of the shares represented in person or by proxy and voting at the meeting is required to elect Directors. For the purpose of counting votes on the election of Directors, abstentions, broker non-votes and other shares not voted will not be counted as shares voted, and the number of shares for which a plurality is required will be reduced by the number of shares not voted.

     The shares represented by proxies received from the Company's shareholders will be voted FOR election of the Board's nominees for Directors unless instructions to withhold a vote for any nominee are specified in the proxy. The Company has been informed by the holders of approximately 95.4% of the shares entitled to vote that they intend to vote in favor of the Board's nominees.

     Certain biographical information concerning the nominees listed above is set forth below under the heading "Board of Directors."

                    THE BOARD OF DIRECTORS RECOMMENDS A
            VOTE FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS


                             VOTING SECURITIES

     Holders of record of Common Stock, at the close of business on April 30, 1998, will be entitled to notice of and to vote at the annual meeting and any adjournment of the meeting. As of April 30, 1998, there were 24,631,832 shares of Common Stock outstanding, each having one vote on each matter presented for shareholder action. Shares cannot be voted unless the shareholder is present at the meeting or represented by proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

       The following persons beneficially owned more than five percent of the outstanding shares of Common Stock as of April 30, 1998:

  NAME AND ADDRESS                AMOUNT OF                     NATURE OF
   OF BENEFICIAL                  BENEFICIAL                    BENEFICIAL                         PERCENT OF
OWNER OF COMMON STOCK             OWNERSHIP                     OWNERSHIP                          CLASS<F1>
---------------------             ---------                     ---------                          ---------
Donald J. Williamson<F2>       11,934,580 shares        Sole voting and investment power            48.32%
620 South Platt Road           11,639,235 shares        Shared voting and investment power          47.13%
Milan, MI 48160

Patsy L. Williamson<F2>        11,639,235 shares        Sole voting and investment power            47.13%
620 South Platt Road           11,934,580 shares        Shared voting and investment power          48.32%
Milan, MI 48160

---------------------------------------
<F1> See note 1 to the following table.
<F2> See note 2 to the following table.

SECURITY OWNERSHIP OF MANAGEMENT

       The following table shows the beneficial ownership of shares of Common Stock, held as of April 30, 1998, by each director, each nominee for election as director, each of the named executive officers (as defined in the Summary Compensation Table) and by all directors and executive officers of the Company as a group:

                                    AMOUNT OF
    NAME OF                         BENEFICIAL              NATURE OF                          PERCENT OF
BENEFICIAL OWNER                    OWNERSHIP          BENEFICIAL OWNERSHIP                    CLASS<F1>
----------------                    ---------          --------------------                    ---------
Donald J. Williamson<F2><F3>        11,934,580         Sole voting and investment power          48.32%
                                    11,639,235         Shared voting and investment power        47.13%

Patsy L. Williamson<F2><F3><F4>     11,639,235         Sole voting and investment power          47.13%
                                    11,934,580         Shared voting and investment power        48.32%

Mark D. Stevens<F3>                      5,700         Sole voting and investment power           <F*>
                                             0         Shared voting and investment power         <F*>

                                      3

Michael J. McCloskey<F4>                     0         Sole voting and investment power           <F*>
                                             0         Shared voting and investment power         <F*>

Ben C. Parr<F3><F5>                      6,735         Sole voting and investment power           <F*>
                                             0         Shared voting and investment power         <F*>

                                    AMOUNT OF
    NAME OF                         BENEFICIAL              NATURE OF                          PERCENT OF
BENEFICIAL OWNER                    OWNERSHIP          BENEFICIAL OWNERSHIP                    CLASS<F1>
----------------                    ---------          --------------------                    ---------
Donald R. Gorman<F3><F5>                 6,735         Sole voting and investment power           <F*>
                                             0         Shared voting and investment power         <F*>

J. Daniel Frisina<F3><F5>                7,260         Sole voting and investment power           <F*>
                                             0         Shared voting and investment power         <F*>

Ted M. Gans<F3><F5>                      7,260         Sole voting and investment power           <F*>
                                             0         Shared voting and investment power         <F*>

Mark German<F6>                        413,167         Sole voting and investment power          1.67%
                                             0         Shared voting and investment power         <F*>

William Singleterry<F7>                  5,000         Sole voting and investment power           <F*>
                                             0         Shared voting and investment power         <F*>

John Carpenter<F7>                           0         Sole voting and investment power           <F*>
                                             0         Shared voting and investment power         <F*>

Directors and Officers              24,025,672         Sole voting and investment power          97.28%
as a group                                   0         Shared voting and investment power        0.00%

------------------------------------------
<F*> Does not exceed 1%.

<F1> PERCENTAGES:  The percentages set forth in this column were calculated on the basis of (i) 24,631,832 shares of Common Stock outstanding as of April 30, 1998 plus (ii) 66,175 shares of Common Stock subject to options that were exercisable on April 30, 1998 or that will become exercisable within 60 days after April 30, 1998. Shares subject to such options are deemed to be outstanding for purposes of this chart.

<F2> THE WILLIAMSONS:  In the mergers by which Brainerd International,
     Inc., the Company's predecessor, merged with and into the Company and by which The Colonel's, Inc. became a wholly owned subsidiary of the Company, a total of 23,500,000 shares of Common Stock in the Company

                                      4

     were issued to Donald J. Williamson and Patsy L. Williamson, proportionate to their ownership of shares of common stock of The Colonel's, Inc. Because they are married, each is deemed to be the beneficial owner of all of the stock owned by both of them. In addition, Mrs. Williamson also has options to acquire 6,735 shares of Common Stock that were exercisable as of April 30, 1998.

<F3> STOCK OPTION GRANTS TO DIRECTORS: Pursuant to the Company's 1995 Long-
     Term Incentive Plan (the "LTIP"), the Company's Board of Directors in February 1997 granted each non-employee Director of the Company (Mrs. Williamson, Mr. Parr, Mr. Gorman, Mr. Darcy, Mr. Frisina and Mr. Gans) options to acquire up to 5,000 shares of Common Stock. These stock options were exercisable as of April 30, 1998 and thus the shares subject to the options were considered "beneficially owned" by these persons on that date. The Board of Directors also granted Mr. Stevens options to acquire 5,000 shares of Common Stock, which options were exercisable as of April 30, 1998.

<F4> MICHAEL J. MCCLOSKEY:  Mr. McCloskey resigned as Chief Executive
     Officer as of June 30, 1997. Mr. McCloskey had been granted certain options to acquire Common Stock. However, these options were canceled upon Mr. McCloskey's resignation. See "Summary Compensation Table."

<F5> AUTOMATIC STOCK OPTION GRANTS TO NON-EMPLOYEE DIRECTORS:   Under the
     LTIP, each non-employee director of the Company receives an automatic grant of options in March and September of each year. The number of options granted started at 500 per grant when the LTIP was inaugurated in 1996. For each grant after that time, the number of options granted increases by five percent from the previous grant. Furthermore, when a new non-employee Director is elected or appointed to the Board, he or she will immediately receive options in an amount equal to the last grant. Messrs. Frisina and Gans each received options to purchase a total of 1,185 shares of Common Stock pursuant to these automatic grant provisions during 1997. Messrs. Parr and Gorman and Mrs. Williamson each received options to purchase a total of 1,735 shares pursuant to these provisions in 1997, import due to the fact that each of them received options to purchase 550 shares upon their appointment to the Board of Directors in February 1997.
     All of the foregoing options are currently exercisable. Messrs. Frisina, Gans, Parr and Gorman and Ms. Williamson were each granted options to purchase 635 shares of Common Stock on March 1, 1998. However, these options are not yet exercisable.

<F6> MARK GERMAN: Mr. German, a nominee for Director at the Company's 1998
     Annual Meeting of Shareholders, is the former majority shareholder of Rugged Liner, Inc., Triad Management Group, Inc., Aerocover, Inc., and Ground Force, Inc., four Pennsylvania corporations acquired by the Company in April 1998. In this acquisition, Mr. German was issued a total of 413,167 shares of the Company's Common Stock. Mr. German's

                                      5

     father, mother and sister each were issued 13,620 shares of Common Stock. Mr. German disclaims beneficial ownership of the shares owned by his family members.

<F7> STOCK OPTION GRANTS TO OFFICERS: In February 1997, Mr. Singleterry was
     granted options to acquire up to 5,000 shares of Common Stock. These stock options are currently exercisable and are considered beneficially owned by Mr. Singleterry. In February 1997, Mr. Carpenter was granted options to acquire up to 600 shares of Common Stock. However, Mr. Carpenter declined these options.

                            BOARD OF DIRECTORS

     The Company's Board of Directors currently consists of six members, two of which are standing for reelection. The members of the Company's Board of Directors are (in alphabetical order): J. Daniel Frisina, Ted M. Gans, Donald R. Gorman, Ben C. Parr, Mark D. Stevens and Patsy L. Williamson. During 1997, Michael J. McCloskey and John M. Darcy resigned from the Board of Directors. No successors were appointed for Messrs. McCloskey or Darcy. In addition, Mrs. Williamson, whose term as a Director ends at the Annual Meeting, has declined to stand for reelection.

     The Company's Board of Directors is classified into three groups, only one of which stands for reelection at each annual meeting of shareholders. The terms of the current Directors are as follows:

                 DIRECTOR                   YEAR TERM EXPIRES
                 --------                   -----------------
              Mark D. Stevens                     2000
              J. Daniel Frisina                   1999
              Ben C. Parr                         1999
              Patsy L. Williamson                 1998
              Donald R. Gorman                    1998
              Ted M. Gans                         1998

     Because the Company's Bylaws require each of the three classes of Directors to be as nearly equal in number as possible, the Board of Directors has determined that Mr. German, if elected as a Director, would be placed in the class of Directors whose terms expire in the year 2000. Mr. Williamson, if elected as a Director, would be placed in the class of Directors whose terms expire in the year 2001.

             NOMINEES FOR DIRECTORS -- TERMS EXPIRING IN 2001

     DONALD J. WILLIAMSON (65). Mr. Williamson was Chairman of the Board, President, Chief Executive Officer and a Director of the Company, which positions he held from November 21, 1995 until February 1997. Since February 1997, Mr. Williamson has been serving as a consultant to the Company. He is also the Founder of The Colonel's.

     DONALD R. GORMAN (66). On February 20, 1997, Mr. Gorman was appointed as a Director of the Company. Mr. Gorman is the owner and President of P.G. Products, Inc., of Cincinnati, Ohio, which is one of the Company's major customers. Mr. Gorman serves on the Compensation Committee and the Nominating Committee.

     TED M. GANS (62). Mr. Gans is a Director of the Company. He serves on the Executive Committee, the Compensation Committee, the Audit Committee and the Nominating Committee. Mr. Gans' principal occupation since 1965 has been as the President and Director of Ted M. Gans, P.C., a law firm in Bloomfield Hills, Michigan, of which he is the sole owner. Mr. Gans also serves as a Director of Williamson Lincoln Mercury, Inc.; Patsy Lou Williamson Buick-GMC, Inc.; Williamson Chevrolet-Geo Cadillac, Inc.; and Williamson Chrysler Plymouth Jeep, Inc. All four of these companies are wholly owned by Patsy L. Williamson, a Director.

               NOMINEE FOR DIRECTOR -- TERM EXPIRING IN 2000

     MARK GERMAN (42). Mark German is the former president and majority shareholder of Rugged Liner, Inc., Triad Management Group, Inc., Aerocover, Inc., and Ground Force, Inc., four Pennsylvania corporations engaged in the truck accessory business that were acquired by the Company in April 1998. Mr. German currently serves as President of The Colonel's Rugged Liner, Inc. (now renamed Rugged Liner, Inc.), a subsidiary of the Company and the successor to the acquired corporations.

                INCUMBENT DIRECTOR -- TERM EXPIRING IN 2000

     MARK D. STEVENS (55). On February 20, 1997, Mark D. Stevens was appointed a Director and the President of the Company. Upon
Mr. McCloskey's resignation, Mr. Stevens became the Company's Chief Executive Officer. Mr. Stevens is currently the General Manager of Patsy
L. Williamson Buick-GMC, Inc., an automotive dealership company wholly owned by Patsy L. Williamson (a Director), a position he has held since 1993. From 1986 to 1996, Mr. Stevens served as the Sales Manager for Blain Buick-GMC Truck, Inc. Mr. Stevens also serves as the Secretary of various automotive dealerships owned by Patsy L. Williamson. Mr. Stevens serves on the Executive Committee of the Board of Directors. He is also a Director of The Colonel's.

                INCUMBENT DIRECTORS--TERMS EXPIRING IN 1999

     J. DANIEL FRISINA (49). Mr. Frisina is a Director of the Company and a Director of BIR. Mr. Frisina's principal occupation is Director of Global Development for Shyi Tan Enterprises, a Taiwanese manufacturer of autobody parts. He has previously served as a consultant for Cheng Hong Legion Co., Ltd. (from 1992 to 1996). He was also the Chairman of the Board of the Autobody Parts Association, an association that represents the interests of the distributors, suppliers and manufacturers of alternative collision replacement parts. He served as President of The Colonel's from 1988 through 1991. He served as Treasurer and Chief Financial Officer of Brainerd International, Inc., the Company's predecessor, during 1995. Mr. Frisina serves on the Company's Audit Committee and Nominating Committee.

     BEN C. PARR (67). On February 20, 1997, Ben C. Parr was appointed a Director of the Company. Mr. Parr is currently the President of Capstone Bumpers, Inc. Mr. Parr was formerly the Director of Research for the State Farm Insurance Companies (1980-1997) and was involved in the creation of the Certified Automotive Part Association, which is a nonprofit organization established in 1987 to develop and oversee a testing and inspection program certifying the quality of parts used for automobile body repairs. Mr. Parr serves on the Compensation Committee and the Audit Committee of the Board of Directors.

                INCUMBENT DIRECTOR -- TERM EXPIRING IN 1998

     PATSY L. WILLIAMSON (65). On February 20, 1997, Patsy L. Williamson was appointed a Director and the Chairwoman of the Board of the Company. Mrs. Williamson's principal occupation is as the owner and operator of several automobile dealerships in Michigan. Mrs. Williamson is the wife of Donald J. Williamson, who, until February 20, 1997, was the Chairman, President and Chief Executive Officer of the Company. Mrs. Williamson is also a significant shareholder of the Company. She has declined to seek reelection to the Company's Board of Directors this year.

                       BOARD COMMITTEES AND MEETINGS

     The Company's Board of Directors has four standing committees: the Executive Committee, the Nominating Committee, the Compensation Committee and the Audit Committee. In February 1997, the former Stock Option Committee was merged with the Compensation Committee. Each member of the Committees described below is also a Director of the Company.

     The Executive Committee has the full power of the Board in the management of the business and affairs of the Company, except the power to change the membership of or to fill vacancies in the Board of Directors or the Executive Committee; the power to amend, add to, rescind or repeal the Bylaws of the Company; or any other powers that, under Michigan law, may not be delegated to it by the Board of Directors. The Executive Committee exists for the purpose of acting on behalf of the Board where Board action is required between regularly scheduled meetings or where it would be impracticable to convene special Board meetings. Mrs. Williamson and Messrs. Stevens and Gans serve on the Executive Committee. The Executive Committee met three times in 1997.

     The Compensation Committee is responsible for establishing the compensation of the executive officers of the Company and its subsidiaries. Messrs. Gans, Gorman and Parr serve on the Compensation Committee. The Compensation Committee met one time in 1997.

     The Audit Committee reviews audit plans submitted by the independent auditors with respect to the scope of procedures that will be performed and the fee that will be charged. The Audit Committee also reviews the results of the independent audit each year, including any associated recommendations on internal controls. It is additionally intended that the Audit Committee will meet periodically with the Company's internal auditor. Messrs. Gans, Frisina and Parr serve on the Audit Committee. The Audit Committee met two times in 1997.

     The Nominating Committee exists for the purpose of developing and recommending to the Board of Directors criteria for the selection of candidates for Director, seeking out and receiving suggestions concerning possible candidates, reviewing and evaluating the qualifications of possible candidates and recommending to the Board of Directors candidates for vacancies occurring from time to time and for the slate of Directors to be proposed on behalf of the Board of Directors at annual meetings of shareholders. Messrs. Gans, Gorman and Frisina serve on the Nominating Committee. The Nominating Committee did not meet in 1997.

     The Stock Option Committee was responsible for the administration and award of stock options and restricted stock under the Company's stock plans, including the LTIP. In February 1997, the Board of Directors consolidated the Stock Option Committee into the Compensation Committee.

     The Company's Board of Directors met three times in 1997. Each of the Directors of the Company attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served (during the periods that he or she served).

                         COMPENSATION OF DIRECTORS

     No compensation was paid to any Director of the Company for services rendered in such capacity during the fiscal year ended December 31, 1997. Directors of the Company who are not employees of the Company may be reimbursed for expenses incurred in attending meetings of the Board of Directors.

                             LEGAL PROCEEDINGS

     The Company does not believe that any of its directors, executive officers, promoters or control persons are involved in legal proceedings within the meaning of Item 401(f) of SEC Regulation S-K.

                            EXECUTIVE OFFICERS

     As mentioned above, Mr. Stevens is the President and Chief Executive
Officer of the Company.   Four additional executive officers of the Company
are:

     WILLIAM SINGLETERRY (53). Mr. Singleterry is the Vice President of Development of the Company. He also serves as a Director and the President of The Colonel's. Since 1991, Mr. Singleterry has served as the Director of Operations for the Bumper Division of The Colonel's. Prior to that time, he was the Regional Sales Manager. From 1982 to 1989, he served as General Manager for Auto Body Connection, a bumper manufacturer and distributor.

     JOHN CARPENTER (59). Mr. Carpenter is the President of CTA. He joined CTA in July 1996. Formerly the National Distributor Sales Manager of Durakon Industries (1981 to 1986), Mr. Carpenter brings a great deal of industry experience to the Company. Mr. Carpenter is a member of the Board of Directors of TCAA (Truck Cap and Accessory Association). He formerly was the National Marketing Manager for Homestead Products (1987 to 1988). From 1988 to 1996, Mr. Carpenter was involved in the real estate business.

     RICHARD S. SCHOENFELDT (42). Mr. Schoenfeldt is the Vice President-Finance, Chief Financial Officer, Treasurer and Assistant Secretary of the Company. Since 1994, he has served as controller and Chief Financial Officer of The Colonel's. From 1991 through 1994, he was Controller of The Colonel's and from 1987 through 1991 he was Operations Manager of The Colonel's Plastics Division. From 1980 to 1986, he served as the Director of Operations for Alcolite Products, Inc., an OEM plastic injection molding, blow molding and thermoforming manufacturer. Mr. Schoenfeldt also serves as a Director of The Colonel's.

     GARY MOORE (48). Mr. Moore is the Secretary of the Company, a position to which he was appointed on February 20, 1997. Mr. Moore was a Director of the Company, but resigned from that position on the same date. Mr. Moore also serves as a Director of BIR, as Director of Operations for the Raceway, and as a sales consultant for The Colonel's. From 1987 until 1996, Mr. Moore's principal occupation was the position of National Sales & Accounts Manager for Tremco Division of B.F. Goodrich. From April through November 1995, Mr. Moore served as Chairman of the Board and Chief Executive Officer of Brainerd International, Inc., the Company's predecessor.

                          EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following Summary Compensation Table shows certain information concerning the compensation earned during each of the three fiscal years in the period ended December 31, 1997, of the Chief Executive Officer of the Company and each executive officer of the Company whose salary and bonus for 1997 exceeded $100,000. Three persons served as Chief Executive Officer of the Company in 1997. First, Mr. Donald J. Williamson served as Chairman of the Board, President and Chief Executive Officer of the Company until his resignation on February 20, 1997. Mr. Williamson, however, continues to work as an employee of the Company. On February 20, 1997, Michael J. McCloskey was appointed as Chief Executive Officer and Mark D. Stevens was appointed President. Mr. McCloskey resigned from this position as of June 30, 1997, at which time Mr. Stevens became Chief Executive Officer (in addition to his position as President of the Company).

                              SUMMARY COMPENSATION TABLE
                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                                            ------------
                                                      ANNUAL COMPENSATION                      AWARDS
                                           -------------------------------------------      ------------
                                                                             OTHER           SECURITIES
NAME AND                                                                     ANNUAL          UNDERLYING
PRINCIPAL POSITION               YEAR        SALARY          BONUS        COMPENSATION         OPTIONS
------------------               ----        ------          -----        ------------         -------
Donald J. Williamson             1997      $520,000<F1>      $6,000          $    0                 0
Chairman of the Board,           1996      $510,000<F1>      $    0          $6,841                 0
President, Chief Executive       1995      $520,000<F1>      $    0          $3,478                 0
Officer and Director

Michael J. McCloskey             1997      $ 79,000          $    0          $    0                 0<F2>
Chief Executive
Officer and Director

Mark D. Stevens                  1997      $      0          $    0          $    0             5,000
President, Chief Executive
Officer and Director

William Singleterry              1997      $153,234          $6,000          $    0             5,000
Vice President of                1996        97,369               0             100                 0
Development                      1995        85,600               0               0                 0



                                      11

John Carpenter                   1997      $112,029          $    0          $    0                 0
President of CTA                 1996        46,629               0               0                 0

-------------------------

<F1> Amounts reported include amounts paid by the Company for Mr.
     Williamson's services as President and Chief Executive Officer as well as by The Colonel's, Inc. for Mr. Williamson's services as Chairman of the Board, Chief Executive Officer, Treasurer and Secretary and by Brainerd International Raceway, Inc. for Mr. Williamson's services as Chairman of the Board, Secretary and Treasurer.

<F2> Mr. McCloskey had been granted options to acquire 1,000,000 shares of
     Common Stock, subject to certain vesting schedules. However, upon Mr. McCloskey's resignation, these options were canceled. See "Long-Term Incentive Awards."

STOCK OPTIONS

     The Company's Long-Term Incentive Plan (the "LTIP") permits the grant of options to acquire shares of Common Stock. In February 1997, Mr. McCloskey was granted options to acquire up to 1,000,000 shares of Common Stock. These options were to vest and become exercisable in increments of 200,000 shares of Common Stock on each of the following dates: February 17, 1998; February 17, 1999; February 17, 2000; February 17, 2001; and
February 17, 2002. Upon Mr. McCloskey's resignation, which was effective as of June 30, 1997, these options were canceled.

     Also in February 1997, each Director of the Company received an option to acquire 5,000 shares of Common Stock at an exercise price of $6.50 per share. See "Ownership of Common Stock." Furthermore, pursuant to the automatic grant provisions of the LTIP, Messrs. Frisina and Gans each received options to purchase a total of 1,185 shares of Common Stock during 1997. Messrs. Parr and Gorman and Mrs. Williamson each received options to purchase a total of 1,735 shares pursuant to these provisions, including options to purchase 550 shares upon their appointment to the Board of Directors in February 1997.

     The table set forth below details options granted to each of the persons set forth in the Summary Compensation Table above:

                              OPTION GRANTS IN LAST FISCAL YEAR
                                            PERCENT OF TOTAL                                       POTENTIAL REALIZABLE VALUE
                                            OPTIONS GRANTED                                                     AT
                      NUMBER OF SECURITIES  TO EMPLOYEES IN                                       ASSUMED ANNUAL RATES OF STOCK
       NAME            UNDERLYING OPTIONS   FISCAL YEAR<F2>  EXERCISE PRICE   EXPIRATION DATE   PRICE APPRECIATION FOR OPTION TERM
--------------------  --------------------  ---------------  --------------   ---------------   ----------------------------------
                                                                                                   0%         5%          10%
                                                                                                ----------------------------------
Donald J. Williamson             0                  0%            N/A            N/A               N/A      N/A         N/A

Michael J. McCloskey     1,000,000<F1>              0%            N/A            N/A               N/A      N/A         N/A

Mark D. Stevens              5,000               15.9%            $6.50          2/19/2007         $ 0      $20,439     $51,797

William Singleterry          5,000               15.9%            $6.50          2/19/2007         $ 0      $20,439     $51,797

John Carpenter                   0                  0%            $6.50          2/19/2007         N/A      N/A         N/A

-------------------------------

<F1>   Upon Mr. McCloskey's resignation, these options were canceled.

<F2>   The percentages in this column were calculated based on a total of
       31,450 options to acquire shares of Common Stock. This figure excludes (i) options granted to non-employee directors of the Company,
       (ii) options to acquire 600 shares awarded to Mr. Carpenter, which he declined, and (iii) the options granted to Mr. McCloskey.

                              FISCAL YEAR-END OPTION VALUES
                                        NUMBER OF                               VALUE OF UNEXERCISED
                             SECURITIES UNDERLYING UNEXERCISED                IN-THE-MONEY OPTIONS AT
                                OPTIONS AT FISCAL YEAR-END                      FISCAL YEAR-END <F1>
                             --------------------------------            --------------------------------

        NAME                 EXERCISABLE        UNEXERCISABLE            EXERCISABLE        UNEXERCISABLE
--------------------         -----------        -------------            -----------        -------------
Donald J. Williamson                0                 0                    $     0             $     0

Michael J. McCloskey                0                 0                    $     0             $     0

Mark D. Stevens                 5,000                 0                    $ 1,250             $     0

                                      13

William Singleterry             5,000                 0                    $ 1,250             $     0

John Carpenter                      0                 0                    $     0             $     0

------------------------

<F1> Based on the difference between the market value on February 20, 1998, the date of grant ($6.50 per share) and the market value of $6.75 per share on December 31, 1997.

COMPENSATION OF DIRECTORS

     No compensation was paid to any Director of the Company for services rendered in such capacity during 1997. Directors who are not full-time employees may be reimbursed for expenses incurred in attending meetings of the Board of Directors and committees thereof.

PENSION PLAN

     The Company does not have a pension plan, a defined benefit plan or an actuarial plan.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company does not have any employment agreements, termination-of-employment agreements or change-in-control agreements with any executive officer. However, The Colonel's and John Carpenter entered into an employment agreement dated July 15, 1996. Effective January 1, 1997, this agreement was transferred to CTA and Mr. Carpenter is now employed as CTA's President. Under the agreement, which has a five year term, Mr. Carpenter is paid a $100,000 annual salary in equal weekly installments. In addition, Mr. Carpenter is paid a bonus of $0.10 for each bedliner sold by CTA, payable monthly. The agreement may be terminated by either party for just cause. In addition, CTA could terminate the agreement without cause, in which case CTA would be required to pay Mr. Carpenter three months' salary plus any accrued but unpaid salary and bonus as of the date of termination. The agreement also contains Mr. Carpenter's covenant not to compete for a period of two years from the date of the termination of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 1997, Messrs. Gans and Parr were the members of the Compensation Committee of the Board of Directors. No other Directors or executive officers of the Company took part in deliberations concerning the compensation of executive officers of the Company during fiscal 1997. Neither Mr. Gans nor Mr. Parr has any employment relationship with the Company or any of its subsidiaries. Mr. Gans is a Director of the Company and practices law with Ted M. Gans, P.C. During the past year, the Company and The Colonel's, Inc. retained Ted M. Gans, P.C. for certain legal services and it is anticipated that the Company and/or The Colonel's, Inc. may retain Ted M. Gans, P.C. to render certain legal services during the current year.

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In April 1996, the Board of Directors appointed Messrs. Frisina and Gans to the Compensation Committee. However, in February 1997, the Board appointed Messrs. Parr and Darcy to replace Mr. Frisina on the Compensation Committee. Mr. Darcy later resigned from his position as a Director of the Company. The Compensation Committee currently consists of Messrs. Gans, Gorman and Parr.

     The basic compensation philosophy of the Company is to provide competitive salaries. The Company's executive compensation policies are designed to achieve two primary objectives:

     - Attract and retain well-qualified executives who will lead the Company and achieve and inspire superior performance;

     - Provide incentives for the achievement of long-term financial goals.

     Executive compensation consists primarily of two components: base salary and benefits; and amounts paid (if any) under the Company's Long-Term Incentive Plan (the "LTIP"). Each component of compensation is designed to accomplish one or both of the compensation objectives.

     The participation of specific executive officers and other key employees in the Company's LTIP is recommended by the Board's Compensation Committee and all recommendations (including the level of participation) are reviewed, modified (to the extent appropriate) and approved by the Board.

BASE SALARY

     To attract and retain well-qualified executives, it is the Compensation Committee's policy to establish base salaries at levels and provide benefit packages that are considered to be competitive. Base salaries of executive officers are determined by the Board of Directors on an individual basis. In determining the base salary for an executive officer, the Compensation Committee will recommend to the full Board for approval a base salary for the officer determined by the Compensation

Committee taking into consideration factors including: (1) the individual's performance, (2) the individual's contributions to the Company's success, (3) the level and scope of the individual's responsibilities, (4) the individual's tenure with the Company and in his or her position and (5) pay practices for similar positions by comparable companies.

LONG-TERM INCENTIVE PLAN

     The LTIP is used primarily to grant stock options. However, the LTIP also permits grants of restricted stock, stock awards, stock appreciation rights and tax benefit rights if determined to be desirable to advance the purposes of the LTIP. These grants and awards are referred to as "Incentive Awards." By combining in a single plan many types of incentives commonly used in long-term incentive compensation programs, the LTIP provides significant flexibility to the Compensation Committee to tailor specific long-term incentives that would best promote the objectives of the LTIP and in turn promote the interests of the Company's shareholders.

     Directors, executive officers and other key employees of the Company and its subsidiaries are eligible to receive Incentive Awards under the LTIP. A maximum of 4,000,000 shares of Common Stock (subject to certain antidilution adjustments) are available for Incentive Awards under the LTIP. Of the 4,000,000 shares authorized for Incentive Awards under the LTIP, only one-half can be awarded as restricted stock.

     The LTIP is administered by the Compensation Committee, which is comprised of non-employee Directors, none of whom participates or is eligible to participate in any long-term incentive plan of the Company or its subsidiaries, except for nondiscretionary stock option grants based upon a specified formula, and if the Board so determines, each of whom must be an "outside director" as defined in the rules issued pursuant to Section 162(m) of the Internal Revenue Code. The Compensation Committee makes determinations, subject to the terms of the LTIP, as to the persons to receive Incentive Awards, the amount of Incentive Awards to be granted to each person, the terms of each grant and all other determinations necessary or advisable for administration of the LTIP.

     The LTIP was approved by the shareholders of Brainerd International, Inc., the Company's predecessor, on November 21, 1995. During fiscal 1997, Mr. Gans, as a non-employee Director of the Company, received automatic
stock option grants covering a total of 1,185 shares of Common Stock.   Mr.
Parr received automatic stock option grants covering a total of 1,735 shares of Common Stock. In addition, in February 1997, the Company's Board of Directors granted non-employee Directors (which are Mrs. Williamson, Mr. Parr, Mr. Gorman, Mr. Frisina and Mr. Gans) each options to acquire up to 5,000 shares of the Company's Common Stock. The Board of Directors believes that these grants were helpful in attracting these persons to become Directors of the Company. These options vested and became exercisable on August 20, 1997, and must be exercised (if at all) no later than February 20, 2007. The option exercise price is $6.50 per share of Common Stock. (See also notes 3 and 5 to "Security Ownership of Management.")

CHIEF EXECUTIVE OFFICER

     Mr. Stevens, the Company's current Chief Executive Officer, did not draw a salary from the Company during 1997. Mr. McCloskey, who was Chief Executive Officer of the Company during part of 1997, resigned effective June 30, 1997. The Company is currently examining possible candidates for this position. The Compensation of a Chief Executive Officer would generally be based on the policies described above.

SECTION 162(M)

     Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Company has examined its executive compensation policies in light of
Section 162(m) and the regulations adopted by the Internal Revenue Service to implement that section. It is not expected that any portion of the Company's deduction for employee remuneration will be disallowed in 1998 or in future years by reason of actions expected to be taken in 1998.

                                   Respectfully submitted,

                                   Ted M. Gans
                                   Donald R. Gorman
                                   Ben C. Parr

                       STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock to the NASDAQ Domestic Index and an index of peer companies that produce automobile replacement parts, assuming an investment of $100.00 at the beginning of the period indicated. Because the Company's Common Stock has been traded on the NASDAQ SmallCap Market only since January 2, 1996, the graph covers only the period from January 2, 1996, to the end of fiscal year 1997.

     The NASDAQ Domestic Index is a broad equity market index consisting of certain domestic companies traded on the NASDAQ Stock Market. The index of peer companies was constructed by the Company and includes the companies listed in the footnote to the graph below. In constructing the peer index, the return of each peer group company was weighted according to its respective stock market capitalization at the beginning of each period indicated. Cumulative total stockholder return is measured by dividing:
(i) the sum of (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period.


                         COMPARISON OF CUMULATIVE
                         TOTAL STOCKHOLDER RETURN









                                  [GRAPH]








[FN]
<F1>  The index of peer companies consists of Boyds Wheels, Inc.; Deflecta-
      Shield Corp.; Echlin Inc.; Edelbrock Corporation; Exide Corporation; Federal Mogul Corp.; Genuine Parts Company; JPE, Inc.; Motorcar Parts & Accessories, Inc.; OEA, Inc.; R & B Inc.; SPX Corp.; Standard Motor Products, Inc.; Stant Corp.; and Thompson PBE, Inc.

The dollar values for total stockholder return plotted in the graph above are shown in the table below:

                                             NASDAQ         PEER
           JANUARY 1,    THE COMPANY     DOMESTIC INDEX     INDEX
           ----------    -----------     --------------     -----
             1996          100.00            100.00         100.00
             1997           69.23            123.00         108.23
             1998          103.85            146.71         131.18

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and its subsidiaries are parties to certain transactions with related parties which are summarized below.

     LEASE OF MILAN, MICHIGAN FACILITY AND OWOSSO, MICHIGAN FACILITY. In June of 1993, The Colonel's began leasing its Milan, Michigan, facility from 620 Platt Road, LLC. Donald J. Williamson and Patsy L. Williamson, the majority shareholders of the Company, are the sole members of 620 Platt Road, LLC. Rent expense to The Colonel's for the Milan facility was $1,050,000 for the year ending December 31, 1997, including three months' worth of prepaid rent expense. CTA leases its Owosso, Michigan facility from 620 Platt Road, LLC. Rent expense on this lease was $300,000 for the year ending December 31, 1997, including three months' worth of prepaid rent expense. Mr. Williamson is a nominee for election as a Director at the forthcoming 1998 Annual Meeting of Shareholders.

     WILLIAMSON BUICK-GMC, INC. Patsy L. Williamson owns all of the outstanding capital stock of Williamson Buick-GMC, Inc. (formerly Blain Buick-GMC Truck, Inc.) ("Buick"). Buick is an automobile dealership located in Flint, Michigan. Mrs. Williamson is a majority shareholder and a Director of the Company. The Colonel's engages in certain transactions with Buick, including the purchase of automobiles, parts, and automotive service and the lease of certain property from which rental income is earned. During 1997, purchases of automobiles, parts and services by The
Colonel's from Buick were in the amount of $66,831.   CTA sold $110,043
worth of bedliners to Buick in 1997.

     PROMISSORY NOTE FROM DONALD J. WILLIAMSON. During 1997, the Company loaned an aggregate total of $1,044,956 to Donald J. Williamson, a majority shareholder of the Company and a nominee for election as a Director at the forthcoming 1998 Annual Meeting of Shareholders, pursuant to two promissory notes executed in June and September 1997, respectively. These notes bear interest at 8% and are due in bi-annual installments beginning in September 1998.

     TRANSACTIONS WITH DIRECTORS. Ted M. Gans is a Director of the Company and practices law with Ted M. Gans, P.C. During the past year, The Colonel's, Inc. retained Ted M. Gans, P.C. for certain legal services and it is anticipated that the Company and/or The Colonel's, Inc. may retain Ted M. Gans, P.C. to render certain legal services during the current year.
J. Daniel Frisina is Director of Global Development for Cheng Hong Legion Co., Ltd., which sells among other products, automotive body replacement parts to The Colonel's, Inc. as well as to other customers in the automotive crash parts industry.

     MARK GERMAN. Mark German is a nominee for election as a Director at the forthcoming 1998 Annual Meeting of Shareholders. The Company and its newly formed subsidiary The Colonel's Rugged Liner, Inc., in March 1998 entered into an agreement and plan of merger to acquire Rugged Liner, Inc., Triad Management Group, Inc., Aerocover, Inc., and Ground Force, Inc., four Pennsylvania corporations (collectively, "Rugged Liner Companies"). Mr. German was the majority shareholder of each of the Rugged Liner Companies. In the transactions, the Company paid an aggregate of $4,250,000 in cash and issued an aggregate of $4,250,000 worth of the Company's Common Stock to the shareholders of the Rugged Liner Companies, prior to the adjustments set forth in the agreement and plan of merger. After adjustments, Mr. German received cash in the amount of $2,320,026 and 413,167 shares of the Company's Common Stock. The terms of the transaction were arrived at pursuant to negotiations between the Company and Mr. German. In April 1998, The Colonel's Rugged Liner, Inc. also entered into leases of two properties owned by entities controlled by Mr. German.

          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors, officers and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and NASDAQ. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the best of the Company's knowledge, no Director, officer or beneficial owner of more than 10% of the Company's outstanding Common Stock failed to file on a timely basis any report required by Section 16(a) of the Exchange Act with respect to the year ended December 31, 1997.

                           SHAREHOLDER PROPOSALS

     Proposals of shareholders must be received by the Company no later than January 15, 1999 to be considered for inclusion in the Company's proxy statement for its 1999 annual meeting of shareholders. Shareholder proposals should be made in accordance with Securities and Exchange Commission Rule 14a-8 and should be addressed to the attention of the Secretary of the Company, 620 South Platt Road, Milan, Michigan 48160.

                              By Order of the Board of Directors,


                              /S/ MARK D. STEVENS
                              Mark D. Stevens
                              President and Chief Executive Officer

May 15, 1998

[X]  PLEASE MARK VOTES                REVOCABLE PROXY
     AS IN THIS EXAMPLE       THE COLONEL'S INTERNATIONAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder hereby appoints Richard S. Schoenfeldt and Ted M. Gans, and each of them, each with full power of substitution, proxies to represent the shareholder listed on this Proxy and to vote all shares of Common Stock of The Colonel's International, Inc. that the shareholder would be entitled to vote on all matters which come before the Annual Meeting of Shareholders to be held at the offices of The Colonel's International, Inc., 620 South Platt Road, Milan, Michigan 48160, on Friday, May 29, 1998, at 10:00 a.m., local time, and at any adjournment of that meeting.

                                                      With-  For All
                                            For       hold    Except
1. ELECTION OF DIRECTORS                     [ ]       [ ]      [ ]
   (except as marked to the contrary
   below)

   Nominees:
   DONALD J. WILLIAMSON, DONALD R. GORMAN, TED M. GANS AND MARK GERMAN

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

---------------------------------------------------------------------------


   YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.

   IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS
PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED ON THIS PROXY AS DIRECTORS. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

   Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder should sign.

                                             -----------------------
Please be sure to sign and date              Date
 this Proxy in the box below.
--------------------------------------------------------------------


-----Shareholder sign above------Co-holder (if any) sign above------

---------------------------------------------------------------------------
 DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.
                     THE COLONEL'S INTERNATIONAL, INC.
                           620 SOUTH PLATT ROAD
                           MILAN, MICHIGAN 48160

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